Exhibit 99.1

January 26, 2016

Franklin Financial Reports 2015 Earnings

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $2,267,000 for the fourth quarter ended December 31, 2015. This represents a 22.7% increase when compared to fourth quarter 2014 earnings of $1,847,000, and a slight decrease when compared to third quarter 2015 earnings of $2,579,000. Net income for the year was $10,204,000 compared with $8,402,000 for 2014, an increase of 21.4%. Earnings for 2015 were enhanced by two nonrecurring events that increased noninterest income by $899,000 (pretax) and a $250,000 reduction of a deferred tax valuation allowance related to capital losses. Net income for 2015 adjusted for the nonrecurring events and valuation allowance reduction was approximately $9,361,000, which represents an increase of 11.4% over 2014.

On a per share basis, diluted earnings were $0.53 for the quarter ended December 31, 2015 and $2.40 for the year, compared to $0.44 and $2.00 for the same periods in 2014.

“We closed 2015 with very strong performance, and we enter 2016 with significant momentum.” said William E. Snell, President and CEO of F&M Trust. “Our commercial pipeline continues to strengthen and we are seeing steady new deposit business as a result of the numerous merger related disruptions in our market.”

Total assets at December 31, 2015 were $1.035 billion, a 3.4% increase when compared with total assets of $1.001 billion at December 31, 2014. Total deposits increased 4.2% to $918.5 million, and net loans increased 7.6% to $771.9 million. The market value of trust assets under management decreased slightly to $586.7 million.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.